Exhibit 99.1

LogicMark, Inc. Reports Third Quarter Results Highlighted by Five Percentage Point Increase in Gross Margin

November 9, 2023

Shipments of Freedom Alert Plus Underway

New PERS Device Expected to Launch in Fourth Quarter

Expanded Board of Directors Adds Expertise

LOUISVILLE, Ky., Nov. 09, 2023 (GLOBE NEWSWIRE) – LogicMark, Inc. (Nasdaq: LGMK), a provider of personal emergency response systems (PERS), health communications devices, and technology for the growing care economy, announced financial results for the third quarter ended September 30, 2023, and recent highlights.

Results and Recent Highlights:

●	Gross margin percentage improved to 67% in the third quarter of 2023, a five percentage point increase compared to 62% for the prior year period.

●	Revenues were $2.4 million, compared with $2.8 million for the prior year period.

●	Overall operating expenses were 12% lower at $3.4 million compared with $3.8 million in the prior year period.

●	Cash and cash equivalents were $6.7 million, on September 30, 2023, compared with $7.0 million at year-end 2022.

●	Two new board members were recently appointed to expand depth of experience.

●	Freedom Alert Plus PERS shipments are in progress, complemented by our unique Care Village software suite.

●	Preparations are underway for the launch of a new PERS device in the coming weeks.

Ms. Chia-Lin Simmons, Chief Executive Officer of LogicMark, commented, “In the third quarter, we made significant strides with our Care Village ecosystem as our catalog of innovative products, services, and intellectual property expanded. With the successful launch of the new Freedom Alert Plus, our focus now turns to the release of another new PERS product in the weeks ahead. This will mark our second product launch this year and we are delighted to report that the initial feedback during testing has been very positive, particularly regarding its compact design, GPS location service, and fall detection feature.”

“I’m pleased to see that our new product launches are gaining traction, as we introduce a variety of industry-leading solutions with modern technology to meet on-the-go and at-home customer needs. We pride ourselves on offering options for every budget, including premium Wi-Fi-connected devices with a monthly subscription service, continuous monitoring, and automatic software updates through our Care Village application. We also offer 4G LTE as well as landline-based connectivity to support consumers whose budget better accommodates the one-time purchase of a PERS device with no recurring costs. For those unable to purchase their PERS device upfront, interest-free installment plans are also available.”

“Given our plans to enter several new verticals, we recently named two new board members, expanding the total number of directors to six. We look forward to the Board’s collective expertise in many areas, including corporate governance, finance, operations, hardware, and software solutions. I’m excited about our depth of talent and growing product offering as we enter the next phase of our evolution as a company,” concluded Simmons.

Third Quarter 2023 Results

Revenue for the third quarter ended September 30, 2023, was $2.4 million compared with $2.8 million in the same period last year. The decrease in year-over-year revenues was due to one-time replacement sales in the same period last year of Freedom Alert 911 Plus 4G PERS units replacing older 3G units, as the national cellular network carriers announced in 2022 that they would no longer support 3G networks.

Gross profit margin in the third quarter was 67%, or five percentage points higher compared with 62% in the prior year period. The higher margin was due to improvements in the Company’s supply chain management, including a shift from air freight to transpacific shipping from Asia-based contract manufacturers, as well as a competitive bidding process to obtain optimal shipping rates to all domestic customers. Gross profit in the third quarter of this year was $1.6 million compared to $1.7 million in the same period last year.

Total operating expenses in the third quarter of 2023 were $3.4 million, decreasing 12% or $0.5 million, compared with the same period last year and down 13% quarter-over-quarter. The lower operating expenses year-over-year were mainly due to a reduction in general and administrative expenses, slightly offset by higher selling and marketing expenses.

Net loss attributable to common shareholders for the third quarter was $1.5 million compared with a net loss of $2.2 million in the same period last year. On a fully diluted basis, the net loss per share was $1.10, compared with a net loss of $4.53 per share in the prior period. The year-over-year earnings per common share comparison includes a 1-for-20 reverse split of outstanding common stock that took place in the second quarter of 2023.

As of September 30, 2023, the cash and cash equivalents balance was $6.7 million, compared with $7.0 million at the end of December 2022.

Investor Call and SEC Filings

Ms. Chia-Lin Simmons, CEO, and Mr. Mark Archer, CFO, will host a live investor call and webcast on November 9, 2023, at 1:30 PM (PDT) / 4:30 PM (EDT) to review the Company’s results.

Investors wishing to participate in the conference call must register to obtain their dial-in and pin number here https://register.vevent.com/register/BI5a557980b737415b9849bf393083a654.

To listen to the live webcast, please visit the LogicMark Investor Relations website here, or use the following link: https://edge.media-server.com/mmc/p/tpcfsqtm.

The associated press release, SEC filings, and webcast replay will also be accessible on the investor relations website.

About LogicMark

LogicMark, Inc. (Nasdaq: LGMK) provides personal emergency response systems (PERS), health communications devices and technologies to create a Connected Care Platform. The Company’s devices give people the ability to receive care at home and the confidence to age in place. LogicMark revolutionized the PERS industry by directly incorporating two-way voice communication technology into its medical alert pendant, providing life-saving technology at a price point that everyday consumers can afford. The Company’s PERS technologies are sold through the United States Veterans Health Administration, dealers, distributors, and direct-to-consumers. LogicMark has been awarded a contract by the U.S. General Services Administration that enables the Company to distribute its products to federal, state, and local governments. For more information visit our corporate website at logicmark.com and the investor website at investors.logicmark.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management’s current expectations, as of the date of this press release, and involve certain risks and uncertainties. Forward- looking statements include statements herein with respect to the successful execution of the Company’s business strategy. The Company’s actual results could differ materially from those anticipated in these forward-looking statements because of various factors. Such risks and uncertainties include, among other things, our ability to establish and maintain the proprietary nature of our technology through the patent process, as well as our ability to possibly license from others patents and patent applications necessary to develop products; the availability of financing; the Company’s ability to implement its long range business plan for various applications of its technology, including the anticipated product launches of Aster, CPaaS and Freedom Alert Plus; the Company’s ability to enter into agreements with any necessary marketing and/or distribution partners; the impact of competition, the obtaining and maintenance of any necessary regulatory clearances applicable to applications of the Company’s technology; the Company’s ability to maintain its Nasdaq listing for its common stock; and management of growth and other risks and uncertainties that may be detailed from time to time in the Company’s reports filed with the SEC.

Investor Relations Contact:

A. Pierre Dubois

FINN Partners, Inc.

investors@logicmark.com

Financial tables to follow:

LogicMark, Inc.

CONDENSED BALANCE SHEETS

(Unaudited)

	September 30, 2023	December 31, 2022
Assets
Current Assets
Cash and cash equivalents	$6,682,997	$6,977,114
Restricted cash	59,988	59,988
Accounts receivable, net	12,194	402,595
Inventory	1,135,786	1,745,211
Prepaid expenses and other current assets	680,872	349,097
Total Current Assets	8,571,837	9,534,005
Property and equipment, net	228,530	255,578
Right-of-use assets, net	128,718	182,363
Product development costs, net of amortization of $15,029 as of September 30, 2023 and December 31, 2022	1,117,135	646,644
Software development costs	1,018,810	364,018
Goodwill	10,958,662	10,958,662
Other intangible assets, net of amortization of $5,476,060 and $4,904,713, respectively	3,128,507	3,699,854
Total Assets	$25,152,199	$25,641,124
Liabilities, Series C Redeemable Preferred Stock and Stockholders’ Equity
Current Liabilities
Accounts payable	$715,838	$673,052
Accrued expenses	1,211,005	1,740,490
Total Current Liabilities	1,926,843	2,413,542
Other long-term liabilities	390,259	440,263
Total Liabilities	2,317,102	2,853,805
Commitments and Contingencies (Note 8)
Series C Redeemable Preferred Stock
Series C redeemable preferred stock, par value $0.0001 per share: 2,000 shares designated; 10 shares issued and outstanding as of September 30, 2023 and December 31, 2022	1,807,300	1,807,300
Stockholders’ Equity
Preferred stock, par value $0.0001 per share: 10,000,000 shares authorized
Series F preferred stock, par value $0.0001 per share: 1,333,333 shares designated; 106,333 and 173,333 shares issued and outstanding as of September 30, 2023 and December 31, 2022, respectively, aggregate liquidation preference of $319,000 as of September 30, 2023 and $520,000 as of December 31, 2022	319,000	520,000
Common stock, par value $0.0001 per share: 100,000,000 shares authorized; 1,419,017 and 480,447 issued and outstanding as of September 30, 2023 and December 31, 2022, respectively	142	48
Additional paid-in capital	111,864,732	106,070,253
Accumulated deficit	(91,156,077)	(85,610,282)
Total Stockholders’ Equity	21,027,797	20,980,019
Total Liabilities, Series C Redeemable Preferred Stock and Stockholders’ Equity	$25,152,199	$25,641,124

LogicMark, Inc.

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2023	2022	2023	2022
Revenues	$2,367,227	$2,751,570	$7,503,940	$9,769,951
Costs of goods sold	769,956	1,047,204	2,444,401	3,860,176
Gross Profit	1,597,271	1,704,366	5,059,539	5,909,775
Operating Expenses
Direct operating cost	266,746	345,972	841,974	1,156,959
Advertising costs	57,195	68,170	190,588	68,170
Selling and marketing	636,643	264,528	1,620,109	728,746
Research and development	242,697	374,842	806,851	841,917
General and administrative	1,901,516	2,575,105	6,759,135	7,025,674
Other expense	54,296	3,222	133,261	35,306
Depreciation and amortization	217,767	210,632	649,468	599,686
Total Operating Expenses	3,376,860	3,842,471	11,001,386	10,456,458
Operating Loss	(1,779,589)	(2,138,105)	(5,941,847)	(4,546,683)
Other Income
Interest income	88,975	44,587	149,914	57,747
Other income	246,138	-	246,138	-
Total Other Income	335,113	44,587	396,052	57,747
Loss before Income Taxes	(1,444,476)	(2,093,518)	(5,545,795)	(4,488,936)
Income tax expense	-	-	-	-
Net Loss	(1,444,476)	(2,093,518)	(5,545,795)	(4,488,936)
Preferred stock dividends	(75,000)	(81,790)	(225,000)	(257,934)
Net Loss Attributable to Common Stockholders	$(1,519,476)	$(2,175,308)	$(5,770,795)	$(4,746,870)
Net Loss Attributable to Common Stockholders Per Share - Basic and Diluted	$(1.10)	$(4.53)	$(4.73)	$(9.93)
Weighted Average Number of Common Shares Outstanding - Basic and Diluted	1,380,373	480,447	1,219,749	478,118

Source: LogicMark, Inc.

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